EXHIBIT 3.2

MEDICAL SOLUTIONS MANAGEMENT INC.

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY—DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.	Name of corporation:

Medical Solutions Management Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

The first paragraph of ARTICLE 3 is deleted in its entirety and replaced with the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000, of which 5,000,000 shares shall be shares of Preferred Stock (hereinafter referred to as the “Preferred Stock”), par value of $0.0001 per share, and 200,000,000 share shall be shares of Common Stock (hereinafter referred to as the “Common Stock”), par value $0.0001 per share.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional):

                                                                                    (must not be later than 90 days after the certificate is filed)

5.	Officer Signature (Required): X /s/ Brian Lesperance

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                 Nevada Secretary of State AM 7878,385 Amend